Verso Receives Notice from Nasdaq
Share Price Below $1 Minimum Bid Price Requirement
ATLANTA, GA — (September 1, 2006) — Verso Technologies, Inc. (Nasdaq: VRSO), a global provider of next generation network solutions, announced today that it received notice on August 28, 2006 from the Nasdaq Stock Market indicating that the Company is not in compliance with the $1.00 minimum bid price requirement for continued listing, as set forth in Marketplace Rule 4310(c)(4) (the “Rule”), and that the Company will be provided 180 calendar days, or until February 26, 2007, to regain compliance.
To regain compliance, the bid price for the Company’s common stock must close at $1.00 or higher for a minimum of 10 consecutive business days within that stated 180 day period.
If the Company is not in compliance with the Rule by February 26, 2007, then the Company may be afforded a second 180 calendar day grace period provided it satisfies the Nasdaq Capital Market initial listing criteria (except for the bid price requirement), as set forth in Marketplace Rule 4310(c).
If the Company does not regain compliance with the Rule by February 26, 2007 and is not eligible for the additional compliance period, then the Nasdaq Stock Market will notify the Company that its common stock will be delisted. The Company would then be entitled to appeal the Nasdaq Staff’s determination to a Nasdaq Listing Qualifications Panel, and request a hearing.
About Verso Technologies
Verso is a global provider of Next Generation Network solutions offering a core-to-edge product portfolio primarily for telecommunications service providers. The company’s products enable its customers to secure and optimize network bandwidth, generate additional revenue and reduce costs. Verso’s applications and services are cost effective, deploy quickly and provide a superior return on investment. For more information, contact Verso at www.verso.com or call 678.589.3500.
Investor Contact:
Monish Bahl
Vice President, Investor Relations
Verso Technologies, Inc.
678.589.3579
Monish.Bahl@verso.com